3rd Quarter 2017 Earnings Presentation Tom Wiley, Vice Chairman and CEO Sheila Ray, EVP and CFO and COO David Black, EVP and CCO Joe Evans, Chairman October 26, 2017 State Bank Financial Corporation

2 Cautionary Note Regarding Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of the words “will,” “expect,” “should,” “anticipate,” “may,” and “project,” as well as similar expressions. These forward-looking statements include, but are not limited to, statements regarding our focus on improving efficiency, the expected future impact of the AloStar Bank of Commerce (“AloStar”) acquisition, including expected cost savings and the timing thereof, our ability to achieve our target burden and target efficiency ratios, and other statements about expected developments or events, our future financial performance, and the execution of our strategic goals. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors include, without limitation, the following: • negative reactions to our recent or future acquisitions of each bank’s customers, employees, and counterparties or difficulties related to the transition of services; • the integration of AloStar’s business into ours and the conversion of AloStar’s operating systems and procedures may take longer than anticipated or may be more costly than anticipated or have unanticipated adverse results related to AloStar’s or our existing businesses; • the transaction with AloStar may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer than expected or may not be achieved in the entirety or at all as a result of unexpected factors or events; • our ability to achieve anticipated results from the transactions with AloStar, NBG Bancorp, and S Bankshares will depend on the state of the economic and financial markets going forward; • economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values; • a general decline in the real estate and lending markets, particularly in our market areas, could negatively affect our financial results; • risk associated with income taxes including the potential for adverse adjustments and the inability to fully realize deferred tax benefits; • increased cybersecurity risk, including potential network breaches, business disruptions, or financial losses; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause deterioration in the economy or cause instability in credit markets; and • economic, governmental, or other factors may prevent the projected population, residential, and commercial growth in the markets in which we operate. In addition, risk factors include, but are not limited to, the risk factors described in Item 1A, Risk Factors, in our Annual Report on Form 10-K for the most recently ended fiscal year. These and other risk factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward- looking statement.

AloStar Acquisition Overview

STATE BANK
Financial Corporation

ALOSTAR[SM]
BANK OF COMMERCE

- Completed merger with AloStar Bank of Commerce on September 30, 2017, with conversion scheduled for March 2018
- Middle market Asset Based Lending and Lender Finance platform provides significant and scalable asset generating lines of business while adding diversity to the loan portfolio
- Talented and experienced management team led by Andy McGhee who has 30 years of banking and ABL experience
- All cash transaction will provide meaningful earnings accretion while efficiently leveraging capital
- Less than $8 million in goodwill and intangible creation results in marginal dilution to tangible book value and a payback period of less than 1 year

AloStar Key Metrics[1]

- Total Assets: $908 million
- Total Loans: $719 million
- Total Deposits: $706 million

AloStar Loan & Deposit Portfolio[1]

Deposit Mix


CDs
43%
Noninterest
-bearing
15%
Interest-
bearing
Transaction
0%
Savings &
Money
Market
42%

Loan Types


Owner
Occupied
4%
CRE Loans
19%
C&I & Other
76%
Residential
RE
1%

[1] Adjusted to reflect day 1 purchase accounting marks

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3Q 2017 Results Summary

STATE BANK
Financial Corporation

Income Statement Highlights			
($ in 000s, except per share data)	3Q17	2Q17	3Q16
Interest income on loans	$35,400	$34,872	$26,580
Accretion income on loans	6,520	9,228	9,335
Interest income on invested funds	5,782	5,747	4,714
Total interest income	47,702	49,847	40,629
Interest expense	3,370	3,369	2,504
Net interest income	44,332	46,478	38,125
Provision for loan and lease losses	415	1,845	88
Net interest income after provision for loan losses	43,917	44,633	38,037
Total noninterest income	9,682	10,476	9,769
Total noninterest expense	31,571	31,997	28,480
Income before income taxes	22,028	23,112	19,326
Income tax expense	7,592	7,909	6,885
Net income	$14,436	$15,203	$12,441
Diluted earnings per share	.37	.39	.34
Dividends per share	.14	.14	.14
Tangible book value per share [1]	14.01	13.94	13.99
Balance Sheet Highlights (period-end)			
Total loans	$3,572,790	$2,881,000	$2,346,346
Organic	2,304,653	2,275,471	2,030,457
Purchased non-credit impaired	1,064,477	469,931	189,053
Purchased credit impaired	203,660	135,598	126,836
Total assets	5,148,483	4,233,977	3,616,775
Noninterest-bearing deposits	1,179,698	1,009,509	890,588
Total deposits	4,241,085	3,452,692	2,959,292
Shareholders' equity	642,590	632,337	561,134

- 3Q17 net income of $14.4 million, or $.37 per diluted share
- NBG and S Bank acquisitions have enhanced the core bank's net interest income in 2017
- Continued noninterest expense management led to declining expenses and maintaining a sub 60% efficiency ratio
- Net interest margin of 4.51% in 3Q17
- Excluding the AloStar acquisition, deposits grew 2.4% quarter over quarter while cost of funds remained flat at 38 bps
- Tangible Book Value per share growth of $.53 YTD

[1] Denotes a non-GAAP financial measure; for more information, refer to Table 8 of the 3Q17 earnings press release
Note: Consolidated financial results contained throughout this presentation are unaudited; numbers may not add due to rounding

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5 Revenue Trends – Interest Income  Interest income on loans and invested funds of $41.2mm in 3Q17, a 31.6% increase compared to $31.3mm in 3Q16  Accretion at a historical low of 13.7% of total interest income for 3Q17 as a result of growth in interest income on loans and invested funds  Approximately $67mm of accretable discount remaining as of 3Q17 ($ i n 000 s)  Net interest margin declined 25 bps to 4.51% in 3Q17, due to impact from:  PCI accretion 1 : -28 bps  PNCI day 2 accretion: -15 bps  Loan yields: +18 bps  Cash & Investments: Flat  Deposit Costs: Flat 1 1 PCI accretion reflects interest income and purchased discount accretion on PCI loans 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 Interest Income Interest Income on Loans Interest Income on Invested Funds Accretion 0% 1% 2% 3% 4% 5% 6% 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 Net Interest Margin NIM Contribution from PCI Accretion

6  SBA income decreased to $1.5mm in 3Q17 as production slowed to $11mm in the quarter  Payroll and insurance income of $1.5mm in 3Q17, a linked-quarter increase of 4.9% and a 14.6% increase over 3Q16 Revenue Trends – Noninterest Income  Mortgage banking income decreased 9.8% linked-quarter in 3Q17 to $2.8mm on production of $127mm, down $9mm from 2Q17  Total 3Q17 noninterest income of $9.7mm and $29.6mm YTD, up slightly over the same YTD period in 2016 ($ i n 000 s) 0 2,000 4,000 6,000 8,000 10,000 12,000 3Q16 4Q16 1Q17 2Q17 3Q17 Service Charge Other Mortgage Payroll SBA 0 50 100 150 200 0 1,000 2,000 3,000 4,000 3Q16 4Q16 1Q17 2Q17 3Q17 Pr o d u cti o n ($ in m m ) N o n in ter es t In com e ($ i n 000 s) Income Production 0 5 10 15 20 25 30 35 0 500 1,000 1,500 2,000 2,500 3Q16 4Q16 1Q17 2Q17 3Q17 Pr o d u cti o n ($ in m m ) N o n in ter es t In com e ($ i n 000 s) Income Production 1,100 1,150 1,200 1,250 1,300 0 500 1,000 1,500 2,000 3Q16 4Q16 1Q17 2Q17 3Q17 # o f P ayro ll C lien ts N o n in ter es t In com e ($ i n 000 s) Income Corporate Analysis Number of Payroll Clients1 1 Corporate Analysis represents the portion of payroll income offset by an earnings credit on the payroll customers’ deposit accounts

7 Focused on Improving Efficiency  Noninterest expense, excluding gain or losses on OREO, decreased $820k from the prior quarter  Burden ratio1 of 2.08% and efficiency ratio of 58.45% in 3Q17  Expected future impact of the AloStar Bank of Commerce acquisition on State Bank’s noninterest expense:  With conversion scheduled for March 2018, we expect to achieve the projected 25% cost save target by the end of the of the 2nd quarter of 2018  Conversion costs, as well as certain other one-time expenses, will likely lead to merger expenses in excess of $4mm over the next two quarters 1 Ratio defined as annualized noninterest expense minus annualized noninterest income, excluding amortization of FDIC receivable, divided by average assets 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 2013 2014 2015 2016 2017 YTD Target Burden Ratio 1 30% 40% 50% 60% 70% 80% 90% 2013 2014 2015 2016 2017 YTD Target Efficiency Ratio

8 Core Deposit Funding ($ i n m m ) N IB / Tot al D ep o sit s  Attractive, low-cost core deposit mix focused on transaction-based funding 1 Period-end deposit balances include Alostar Bank of Commerce 1 ($ in mm) 2013% 2014% 2015% 2016% 2017 YTD % 3Q2017 % Noninterest-bearing 413 20% 490 23% 758 27% 852 29% 977 29% 1,180 28% Interest-bearing transaction 336 16% 386 18% 519 19% 541 19% 589 17% 619 15% Savings & MMA 928 44% 911 42% 1,060 38% 1,078 37% 1,384 40% 1,681 40% CDs 431 20% 380 18% 437 16% 422 15% 474 14% 761 18% Total Average Deposits $2,107 $2,166 $2,773 $2,893 $3,425 $4,241 Average Balances Period-End Balances¹ 0% 5% 10% 15% 20% 25% 30% 35% 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 2013 Avg. 2014 Avg. 2015 Avg. 2016 Avg. 2017 YTD Avg. 3Q 2017 Period-End Deposit Composition NIB IB Transaction Savings & MMA CDs NIB/ Total Deposits 1

9 Core Deposit Funding  Average noninterest-bearing deposits increased $32mm in 3Q17 and represent 29.2% of average total deposits  Low cost of funds of 38 bps as of 3Q17 is up just 4 bps since 3Q16, as compared to the 75 bps rise in the Fed Funds target over the same period  Cost of interest-bearing transaction accounts of 13 bps has remained relatively steady since 3Q14 ($ i n m m ) .00% .10% .20% .30% .40% .50% 0 200 400 600 800 1,000 1,200 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 Average Transaction Deposits Interest- Bearing Non-Interest Bearing Cost of Funds Cost of IB Transaction Accts Deposit Region ($ in mm) 2013% 2014% 2015% 2016% 2017 YTD % Atlanta 798 38% 869 40% 1,080 39% 1,134 39% 1,140 33% Middle Georgia 1,309 62% 1,297 60% 1,271 46% 1,337 46% 1,393 41% Au usta - - - - 422 15% 422 15% 449 13% Athens / Gainesville - - - - - - - - - - 354 10% Greater Savannah - - - - - - - - - - 89 3% Total Average Deposits $2,107 $2,166 $2,773 $2,893 $3,425 AloStar Deposits as of Period-End 3Q17 $706

10 Loan Portfolio To ta l L o an s ($ in m m ) 1 New loan fundings include new loans funded and net loan advances on existing commitments 2 3rd quarter 2017 loan balances include AloStar’s loan portfolio net of the fair value mark 1  New loan originations in excess of $420mm in 3Q17; in line with the trailing eight quarter average  Acquisition of AloStar materially impacts State Bank’s loan portfolio as Organic & PNCI loans grew $624mm in 3Q17, including a $529mm, or 47.9%, increase in non CRE loans N ew Lo an Fu n d in gs ($ i n m m ) Loan Composition (period-end) ($ in mm) 2013 2014 2015 2016 3Q172 Construction, land & land development $251 $313 $501 $551 $491 Other commercial real estate 550 636 736 964 1,150 Total commercial real estate 802 949 1,236 1,516 1,641 Residential real estate 67 135 210 289 288 Owner-occupied real estate 175 212 281 372 387 C&I and Leases 71 123 267 435 989 Consumer 9 9 21 42 64 Total Organic & PNCI Loans 1,123 1,428 2,015 2,654 3,369 PCI Loans 257 206 146 161 204 Total Loans $1,381 $1,635 $2,160 $2,815 $3,573 0 125 250 375 500 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 Total Loan Portfolio Organic PNCI PCI New Loan Fundings

11 Loan Portfolio and CRE Composition 1 Organic and PNCI loans as of September 30, 2017 2 Loan balances include AloStar’s CRE loan portfolio net of the fair value mark Commercial Real Estate Composition2  Significant industry, client, source of repayment, and geographic diversity in the CRE portfolio  Construction, land & land development (AD&C) comprises both residential and commercial construction, which each make up 10% of total CRE ($ in mm) Organic PNCI Total % of Total CRE CRE Retail $256 $56 $312 19% Office 181 54 235 14% Hospitality 145 21 167 10% Multifamily 114 46 160 10% Industrial 63 31 94 6% Sr. Housing 32 10 41 3% Other CRE 32 1 34 2% C-Store 25 5 30 2% Restaurant 24 3 27 2% Mini Storage 22 3 25 2% Farmland 22 4 25 2% Total $916 $234 $1,150 70% Construction, Land & Land Development Commercial Construction $162 $9 $171 10% Residential Construction 165 $1 166 10% Land & Development 133 20 153 9% Total $460 $31 $491 30% Total Commercial Real Estate $1,376 $265 $1,641 Other CRE 34% AD&C 15% OORE 11% C&I 27% SFR 9% Other 4% Loan Portfolio 1

12  PCI loans decreased $9.5mm quarter over quarter excluding the impact of the AloStar acquisition  Over 90% of PCI loans are current as of 3Q17  OREO balances of $1.3mm as of 3Q17, down from $2.4mm at 2Q17 and $10.6mm at 3Q16 Asset Quality ($ i n m m )  Total organic NPAs of $5.5mm at 3Q17, up from last quarter but in line with historical levels, representing just .24% of organic loans and OREO  Past due organic loans remain low at .12% at 3Q17  Annualized net charge-offs were .14% in 3Q17  Allowance for organic loans is .99% 0 5 10 15 20 0 50 100 150 200 250 3Q16 4Q16 1Q17 2Q17 3Q17 OR EO ($ i n m m ) PCI Lo an s ($ in m m ) PCI Loans & OREO PCI Loans OREO 0.00% 0.25% 0.50% 0.75% 1.00% 0 5 10 15 20 3Q16 4Q16 1Q17 2Q17 3Q17 Nonperforming Loans Organic PNCI NPLs / Organic Loans